Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2023 with respect to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) for the years ended December 31, 2022 and 2021 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K dated March 27, 2023, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
May 26, 2023
Toronto, Canada